Exhibit 99.1

ATC Healthcare Announces Receipt of Correspondence from AMEX

LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--ATC Healthcare, Inc. (AMEX:AHN), a leader in medical staffing, announced today that it received a letter on March 10, 2008 from the American Stock Exchange indicating AMEX’s intent to strike ATC’s common stock from the AMEX by filing a delisting application with the Securities and Exchange Commission pursuant to Section 1009(d) of the Amex Company Guide. The AMEX believes ATC has failed to make progress consistent with the plan of compliance previously submitted to and accepted by AMEX and, as a consequence, the plan no longer presents a reasonable basis of ATC’s ability to regain compliance. In particular, the AMEX cited ATC’s failure to comply with Sections 134 and 1101 of AMEX Company Guide due to its failure to file its Quarterly Reports on Form 10-Q for the quarters ended August 31, 2007 and November 30, 2007. In addition, AMEX stated that ATC’s failure to publicly report information concerning its financial position or results limits AMEX’s ability to evaluate ATC’s progress towards compliance with Section 1003(a)(iii) of the AMEX Company Guide. Moreover, AMEX stated, ATC is not in compliance with Section 1003(f)(v) of the AMEX Company Guide because the Company’s common stock has been trading for a substantial period of time at prices per share ranging over the past six months between $.09 and $.28 per share.

ATC has determined not to request a hearing and to accept AMEX’s delisting determination. The Company intends to trade on the Pink Sheets until it becomes current in its filing with the Securities and Exchange Commission, at which time it expects to commence trading on the Over-the-Counter Bulletin Board.

About ATC Healthcare, Inc.

ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other healthcare facilities with 47 locations in 25 states. ATC provides supplemental staffing, outsourcing and human resource solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the company supplies both clinical and non-clinical personnel for short-term, long-term, and “traveling” contract assignments. To learn more about the company’s services, visit their website at www.atchealthcare.com.

Forward Looking Statements

Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future revenue, business strategy and cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended February 28, 2007. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

CONTACT:
ATC Healthcare, Inc.
David Savitsky, 516-750-1681
dsavitsky@atchealthcare.com
or
David Kimbell, 516-750-1733
dkimbell@atchealthcare.com